Exhibit 99.1

Liberator, Inc. Announces Expansion of Management Team with the Appointment of Michael Kane, EVP, and James Blanchard, SVP

Management Team at Liberator Strengthened with Dual Appointments that Bring Considerable Wealth of Knowledge in Marketing, Sales and Business Development

ATLANTA, GA, February 23, 2012 – Liberator, Inc. (OTCBB/OTCQB: LUVU), a progressive, vertically integrated company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® brand, today announced it has enhanced its management team with the appointment of Michael Kane to the position of Executive Vice President, as well as the appointment of James Blanchard to Senior Vice President – Business Development.

“We are pleased to strengthen Liberator with the appoint of Michael Kane and James Blanchard to our senior management team,” said Louis Friedman, President and CEO of Liberator, Inc. “Michael and Jim bring a considerable wealth of knowledge and strong backgrounds in marketing, sales and business development, and we are confident they will make valuable contributions to the company in these expanded roles.”

With decades of experience in sales and marketing, Mr. Kane is currently Chief Marketing Officer for Liberator, and will be expanding his role as Executive Vice President with a concentration of international brand expansion. Prior to joining Liberator in 2009, Mr. Kane was President and Founder of The Sellutions Group, LLC, a sales consulting firm specializing in early stage technology companies. Before this, Mr. Kane developed sales and marketing strategy as VP of Sales at Pricing Dynamics, as well as Ormandy, Inc., a marketer of enterprise level software solutions to the communications industry.

Also advancing to an expanded role at Liberator, Mr. Blanchard was formerly Vice President – Sales and Channel Development and first joined the Company in December 2010. Prior to that, he was President and Managing Partner of Inspedia, Inc., an Atlanta-based company that specialized in international logistics. From 1998 to 2001, Mr. Blanchard was President of Avana Communications, a technology company focused on Internet communications.

"Today we are witnessing a rapid shift to mainstream demand for sexual products and Liberator is precisely positioned to take advantage of this shift with its highly marketable lovestyle image and unique positioning furniture. I am delighted to expand my role on the Liberator team as we strive to build a true market leader in the sexual wellness industry," said Mr. Kane.

Mr. Blanchard added, “I believe the strong reputation of the Liberator brand, driven in large part by our new strategic awareness initiatives and various ad campaigns that we are planning, will lead Liberator to higher sales and ultimately profitability in 2012 and beyond. I look forward to working with Michael and the rest of the Liberator team as we achieve these goals.”

About Liberator, Inc.

Liberator, Inc. is a dynamic vertically integrated public company capitalizing on the emerging sexual wellness revolution through the worldwide marketing of the Liberator® line of products, the luxury and lovestyle brand that celebrates intimacy by inspiring romantic imagination. Established with the conviction that sensual pleasure and fulfillment are essential to a well-lived life, Liberator Bedroom Adventure Gear® empowers exploration, fantasy and the communication of desire, for persons of all shapes, sizes and abilities. Products include Liberator shapes and positioning systems, pleasure objects, and sensual accessories. Liberator, Inc. is currently housed in a 140,000 square foot vertically integrated manufacturing facility in a suburb of Atlanta, Georgia. Liberator, Inc. has over 100 employees, with products being sold directly to consumers and through hundreds of domestic resellers, on-line affiliates and six international licensees. The company is known for cutting-edge advertising and product branding. Since inception in 2002, Liberator has sold over $60 million of branded Liberator products.

Liberator operates an online retail e-commerce website at: www.Liberator.com and can be followed on Twitter at: www.twitter.com/Liberator.

For comprehensive investor relations material, including fact sheets, research reports, and video regarding Liberator, please follow the appropriate link: Investor Portal, Research Report, Overview Video and Investor Fact Sheet.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.

Company Contact:

Liberator, Inc.

Ronald Scott, Chief Financial Officer

770-246-6426

ron.scott@Liberator.com

Financial Communications Contact:

Trilogy Capital Partners

Darren Minton, President

Toll-free: (800) 592-6067

Email: info@trilogy-capital.com

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